Corporate News   Public Affairs

                                                      Ford Motor Company
                                                      The American Road
                                                      Room 904
                                                      Dearborn, MI 48121

                                                      Telephone:(313)322-9600
                                                      Fax: (313)845-0570



IMMEDIATE RELEASE


Contact:  Kathryn Blackwell
         (313) 322-3436


FORD'S 1993 PROFIT REFLECTED WORLDWIDE IMPROVEMENT


      DEARBORN, Mich., Feb. 9 -- Sharply improved U.S. automotive operations, another record year in financial services and successful cost-reduction programs worldwide were key elements of Ford Motor Company's 1993 earnings of $2.5 billion or $4.55 per share of common and Class B stock.

      "I'm proud of our employees whose hard work has led to the strongest turnaround in Ford's history," Alex Trotman, chairman and chief executive officer, said. "As economies around the world have strengthened or stabilized during the year, we've improved our profitability. Looking ahead, we're in good shape for 1994. We have strong new products and we expect better economic conditions. But, there's still more to do and we remain committed to increasing efficiency throughout the company."

      In 1992, Ford Motor Company lost $7.4 billion, or $15.61 per share of common and Class B stock, primarily reflecting mandated accounting changes. Excluding the one-time effects of accounting changes, Ford lost $502 million in 1992, or $1.46 per share of common and Class B stock.

Summary of 1993 Results

A summary of the 1993 results compared with 1992 follows:

- -   Net income from worldwide automotive operations was $940
    million, up $2.5 billion.

- -   Net income from U.S. automotive operations was $1.5 billion, up $1.9 billion.

- -   Automotive operations outside the U.S. lost $542 million,
    compared with a loss of $1.1 billion in 1992.

- -   Net income of the Financial Services Group was $1.6
    billion,up $557 million.

- -   Worldwide sales and revenues were $108.5 billion, up $8.4
    billion.

- -   Factory unit sales were 5,964,000, up 200,000 units or three percent.

- -   Stockholders' equity was $15.6 billion, up $821 million.

- -   Capital spending was $6.8 billion, up $1 billion.

- -   Automotive cash and marketable securities were $9.8 billion, up
    $717 million.

- -   Automotive debt was $8 billion, down $301 million.


Automotive Operations Improved Over 1992

      Ford's net income from worldwide automotive operations improved $2.5 billion compared with 1992, excluding the one-time effects of accounting changes in 1992. Most of this improvement can be attributed to U.S. automotive operations, which increased $1.9 billion. Higher vehicle production, reflecting industry sales growth and increased market share, accounted for much of the improvement, along with higher margins. Outside the U.S., automotive operations improved $587 million.

     "Market share is only one measure of success. But, we're glad to note that our 25.5 percent share of the total U.S. vehicle market is up 0.8 of a point from 1992, continuing our steady growth in market share since the early '80s," Trotman said. "Following the well-received launch of the Mustang in late 1993, we will strengthen our product lineup further with introductions of brand new products targeted at high-volume market segments -- the Ford Windstar, Ford Contour and Mercury Mystique, as well as the Ford Aspire.

     "In Europe, Ford's bright spot in 1993 was the success of the new Mondeo in the midst of a very weak overall market -- industry sales were down 16 percent," Trotman added. "Following the restructuring that was completed in 1993, we continue to move forward with cost-reduction actions there, as we are doing in all Ford operations."

During the 1993 calendar year:

- -  Mondeo was named 1994 Car of the Year in Europe, and Motor
   Trend Magazine named the Ford Mustang 1994 Car of the Year in the
   U.S.

- - Five of the top 10 best-selling vehicles in the U.S. were Ford products; Ford F-Series was the best-selling vehicle in the U.S., and the Ford Taurus was the best-selling car.

- -  Ford sold a record 1.7 million trucks in the U.S.

- - In Britain, Ford had car sales leadership, with three of the top five best-selling cars -- Escort, Fiesta and Mondeo.

- - In Taiwan, Ford retained combined car and truck sales leadership for the sixth straight year, and in Australia, Ford retained car sales leadership for the 12th consecutive year.

The Financial Services Group Continued Record-Setting Pace

     The Financial Services Group posted a profit of $1.6 billion, setting another earnings record and exceeding last year's performance by $557 million or 54 percent, excluding the one-time effects of accounting changes in 1992. The record improvement reflected higher levels of earning assets, lower credit losses and lower operating expenses.

     "Once again, the Financial Services Group has raised the chinning bar," Trotman said. "Its performance continues to be outstanding. Not only is the Group vital to Ford Motor Company, but it is increasingly recognized as a leader in the U.S.
financial services industry."

During 1993:

- - The Financial Services Group achieved a third consecutive year of record earnings.

- -  Ford Credit posted its third straight record earnings year.

- - The Associates recorded its 17th consecutive record earnings year.

- -  USL Capital had its fourth straight record earnings year.

U.S. Automotive Fourth-Quarter Earnings-- Second-Highest Ever

      For U.S. automotive operations, the fourth quarter of 1993 was the second-highest ever in the company's history with earnings of $669 million, up $797 million from a year ago.
Results for the fourth quarter of 1993 include the favorable one-time effect of a gain on the sale of part of Ford's North
American automotive seating and seat trim business ($73 million).

     Outside the U.S., automotive operations lost $372 million, compared with a loss of $909 million a year ago. Fourth-quarter results in 1993 were affected adversely by restructuring charges at Jaguar ($109 million) and Ford of Australia ($57 million), offset partially by the favorable effect of a reduction in German tax rates ($59 million). Worldwide automotive operations earned $297 million, up $1.3 billion from 1992.

     The Financial Services Group earned $422 million -- a record for any quarter --compared with $197 million a year ago.

     In total, Ford earned $719 million or $1.30 per share of common and Class B stock, compared with a loss of $840 million or $1.85 per share a year ago. Fourth-quarter results in 1992 were affected adversely by one-time restructuring charges of $334 million at Ford's European automotive operations and $85 million at Ford's European financial services activities.

Outlook -- Strong Customer Focus

     "Both of our core businesses -- automotive and financial services -- clearly are poised to take advantage of gradually improving economic conditions," Trotman said. "We have new products on tap for worldwide distribution. We're pursuing opportunities in the world's emerging markets, especially in Asia, and we're achieving efficiencies at all levels of our operations. To continue to grow, we -- together with our dealers and suppliers -- need to remain focused on earning the loyalty of more and more customers by providing them with high-quality vehicles and services and a satisfying ownership experience."

                            # # #

2/9/94

                                           Ford Motor Company and Subsidiaries

                                                       HIGHLIGHTS


                                                         Fourth Quarter                      Full Year
                                                     1993             1992             1993              1992

Worldwide factory sales of cars
 and trucks (in thousands)
- - United States                                        942              873             3,826            3,361
- - Outside United States                                512              529             2,138            2,403
    Total                                            1,454            1,402             5,964            5,764

Sales and revenues (in millions)
- - Automotive                                       $23,511          $21,498          $ 91,568         $ 84,407
- - Financial Services                                 4,330            3,908            16,953           15,725
   Total                                           $27,841          $25,406          $108,521         $100,132

Income/(loss) before cumulative effects
 of changes in accounting principles
 (in millions)
- - Automotive                                       $   297          $(1,037)         $    940         $ (1,534)
- - Financial Services                                   422              197             1,589            1,032
   Total                                           $   719          $  (840)         $  2,529         $   (502)

Net income/(loss) (in millions)
- - Automotive                                       $   297          $(1,037)         $    940         $ (8,628)
- - Financial Services                                   422              197             1,589            1,243
    Total                                          $   719          $  (840)         $  2,529         $ (7,385)

Capital expenditures (in millions)
- - Automotive                                       $ 1,985          $ 1,747          $  6,714         $  5,697
- - Financial Services                                    32               41               100               93
   Total                                           $ 2,017          $ 1,788          $  6,814         $  5,790

Stockholders' equity at December 31
- - Total (in millions)                              $15,574          $14,753          $ 15,574         $ 14,753
- - After-tax return on Common and
   Class B stockholders' equity                       21.1%               *              18.6%               *

Automotive cash, cash equivalents,
 and marketable securities at
 December 31 (in millions)                         $ 9,752          $ 9,035          $  9,752         $  9,035

Automotive debt at December 31
 (in millions)                                     $ 8,016          $ 8,317          $  8,016         $  8,317

After-tax returns on sales
- - Automotive                                           1.3%               *               1.1%               *
- - Total Company                                        2.6%               *               2.4%               *

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                           498              488               493              486
- - Number outstanding at December 31                    499              489               499              489

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income/(loss) before cumulative
 effects of changes in accounting
 principles
- - Automotive                                       $  0.45          $ (2.25)         $   1.33         $  (3.58)
- - Financial Services                                  0.85             0.40              3.22             2.12
   Total                                           $  1.30          $ (1.85)         $   4.55         $  (1.46)

Income/(loss)
- - Automotive                                       $  0.45          $ (2.25)         $   1.33         $ (18.16)
- - Financial Services                                  0.85             0.40              3.22             2.55
   Total                                           $  1.30          $ (1.85)         $   4.55         $ (15.61)

Income/(loss) assuming full dilution               $  1.19          $ (1.85)         $   4.20         $ (15.61)

Cash dividends per share of Common
 and Class B Stock                                 $  0.40          $  0.40          $   1.60         $   1.60

- - - - - -
*Results in this period were a loss.

                                           Ford Motor Company and Subsidiaries

                                                  VEHICLE FACTORY SALES


                                    For the Periods Ended December 31, 1993 and 1992



                                                         Fourth Quarter                      Full Year
                                                      1993             1992             1993             1992
U.S. and Canada
Cars - U.S.                                          458,253          446,772        1,950,238        1,841,248
     - Canada                                         34,668           28,978          126,297          123,551
  Total cars                                         492,921          475,750        2,076,535        1,964,799

Trucks - U.S.                                        483,623          426,166        1,875,711        1,520,049
       - Canada                                       42,571           34,938          125,906          109,161
  Total trucks                                       526,194          461,104        2,001,617        1,629,210

Total U.S. and Canada                              1,019,115          936,854        4,078,152        3,594,009

Outside U.S. and Canada
Germany                                              192,563          201,851          831,216          923,763
Britain                                               98,146           82,302          421,939          473,178
Spain                                                 48,208           70,739          211,413          310,957
Taiwan                                                18,881           23,923          113,861          113,966
Mexico                                                22,429           31,577           90,710          126,334
Australia                                             33,527           32,092          126,753          120,017
Japan                                                 10,725           13,855           52,805           66,654
Other countries                                       10,562            9,177           36,737           35,496

  Total overseas                                     435,041          465,516        1,885,434        2,170,365

  Total worldwide vehicle
   factory sales                                   1,454,156        1,402,370        5,963,586        5,764,374




Includes units manufactured by other companies and sold by Ford. Factory sales are shown by source of manufacture, except that Canadian, Mexican and Australian exports to the United States are included as U.S. vehicle sales, and U.S. exports to Canada are included as Canadian vehicle sales.


                                           Ford Motor Company and Subsidiaries

                                            CONSOLIDATED STATEMENT OF INCOME

                                  For the Years Ended December 31, 1993, 1992 and 1991
                                                      (in millions)
                                                                      1993             1992             1991
AUTOMOTIVE
Sales                                                               $91,568          $84,407          $72,051

Costs and expenses
Costs of sales                                                       85,168           81,748           71,827
Selling, administrative, and other expenses                           4,968            4,434            3,993
   Total costs and expenses                                          90,136           86,182           75,820

Operating income/(loss)                                               1,432           (1,775)          (3,769)

Interest income                                                         563              653              677
Interest expense                                                        807              860              903
   Net interest expense                                                (244)            (207)            (226)
Equity in net income/(loss) of affiliated companies                     127               15              (29)
Net (expense)/revenue from transactions with
 Financial Services                                                     (24)              15              (28)

Income/(loss) before income taxes and cumulative effects of
 changes in accounting principles - Automotive                        1,291           (1,952)          (4,052)

FINANCIAL SERVICES
Revenues                                                             16,953           15,725           16,235

Costs and expenses
Interest expense                                                      6,482            7,056            8,317
Operating and other expenses                                          3,196            2,945            2,822
Provision for credit and insurance losses                             1,523            1,795            2,159
Depreciation                                                          3,064            2,089            1,500
   Total costs and expenses                                          14,265           13,885           14,798
Net revenue/(expense) from transactions with Automotive                  24              (15)              28
Income before income taxes and cumulative effects of
 changes in accounting principles - Financial Services                2,712            1,825            1,465

TOTAL COMPANY
Income/(loss) before income taxes and cumulative effects of
 changes in accounting principles                                     4,003             (127)          (2,587)

Provision/(credit) for income taxes                                   1,350              295             (395)

Income/(loss) before minority interests and cumulative effects
 of changes in accounting principles                                  2,653             (422)          (2,192)

Minority interests in net income of subsidiaries                        124               80               66

Income/(loss) before cumulative effects of changes in
 accounting principles                                                2,529             (502)          (2,258)

Cumulative effects of changes in accounting
 principles                                                               -           (6,883)               -

Net income/(loss)                                                     2,529           (7,385)          (2,258)

Preferred stock dividend requirements                                   288              209               22

Income/(loss) attributable to Common and Class B Stock              $ 2,241          $(7,594)         $(2,280)


                                      Ford Motor Company and Subsidiaries

                                            CONSOLIDATED STATEMENT OF INCOME

                                  For the Years Ended December 31, 1993, 1992, and 1991
                                                      (in millions)


                                                                       1993              1992            1991
Average number of shares of Common and Class B Stock
 outstanding                                                           493               486             476

AMOUNTS PER SHARE OF COMMON STOCK AND CLASS B STOCK
 AFTER PREFERRED STOCK DIVIDENDS

Income/(loss) before cumulative effects of changes in
 accounting principles                                              $ 4.55           $ (1.46)         $(4.79)

Cumulative effects of changes in accounting principles                   -            (14.15)              -

Income/(loss)                                                       $ 4.55           $(15.61)         $(4.79)

Income/(loss) assuming full dilution                                $ 4.20           $(15.61)         $(4.79)

Cash dividends                                                      $ 1.60           $  1.60          $ 1.95



                                           Ford Motor Company and Subsidiaries

                                               CONSOLIDATED BALANCE SHEET
                                                      (in millions)
                                                                                 December 31,         December 31,
                                                                                      1993                1992
ASSETS
Automotive
Cash and cash equivalents                                                          $  5,667             $  3,504
Marketable securities, at cost and accrued interest
 (approximates market)                                                                4,085                5,531
   Total cash, cash equivalents, and marketable securities                            9,752                9,035

Receivables                                                                           2,302                2,204
Inventories                                                                           5,538                5,451
Deferred income taxes                                                                 2,830                2,480
Other current assets                                                                  1,226                1,298
Net current receivable from Financial Services                                          834                1,368
   Total current assets                                                              22,482               21,836

Equity in net assets of affiliated companies                                          3,002                2,751
Net property                                                                         23,059               22,160
Deferred income taxes                                                                 5,427                5,015
Other assets                                                                          7,691                5,339
Net noncurrent receivable from Financial Services                                        76                   69
   Total Automotive assets                                                           61,737               57,170

Financial Services
Cash and cash equivalents                                                             2,555                3,182
Investments in securities                                                             8,219                6,874
Net receivables and lease investments                                               119,535              106,144
Other assets                                                                          6,892                7,175
   Total Financial Services assets                                                  137,201              123,375

   Total assets                                                                    $198,938             $180,545

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                     $  8,769             $  7,944
Other payables                                                                        1,976                1,631
Accrued liabilities                                                                  10,815                9,983
Income taxes payable                                                                    160                  318
Debt payable within one year                                                            932                1,249
   Total current liabilities                                                         22,652               21,125

Long-term debt                                                                        7,084                7,068
Other liabilities                                                                    25,911               21,866
Deferred income taxes                                                                 1,089                1,333
   Total Automotive liabilities                                                      56,736               51,392

Financial Services
Payables                                                                              1,881                1,514
Debt                                                                                103,960               90,188
Deposit accounts                                                                     10,549               14,030
Deferred income taxes                                                                 2,287                1,616
Other liabilities and deferred income                                                 5,583                4,532
Net payable to Automotive                                                               910                1,437
   Total Financial Services liabilities                                             125,170              113,317

Preferred stockholders' equity in a subsidiary company                                1,458                1,083

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $3.4 billion)                                                 *                    *
 Common Stock, par value $1.00 per share (464 and 454 million shares issued)            464                  454
 Class B Stock, par value $1.00 per share (35 million shares issued)                     35                   35
Capital in excess of par value of stock                                               5,082                4,698
Foreign currency translation adjustments and other                                     (678)                 (62)
Minimum pension liability adjustment                                                   (400)                   -
Earnings retained for use in business                                                11,071                9,628
   Total stockholders' equity                                                        15,574               14,753

   Total liabilities and stockholders' equity                                      $198,938             $180,545

- - - - - -
*Less than $1 million
Certain amounts for 1992 have been reclassified to conform with presentations adopted in 1993.


                                      Ford Motor Company and Subsidiaries


                                          CONSOLIDATED STATEMENT OF CASH FLOWS

                                  For the Years Ended December 31, 1993, 1992, and 1991
                                                      (in millions)


                                                       1993                     1992                       1991

                                                           Financial                Financial                Financial
                                              Automotive   Services    Automotive   Services     Automotive  Services
Cash and cash equivalents at January 1        $  3,504     $  3,182    $  4,958     $  3,175    $  4,599    $ 2,168

Cash flows from operating activities             6,862        7,145       5,753        5,762       3,341     4,780

Cash flows from investing activities
 Capital expenditures                           (6,714)        (100)     (5,697)         (93)     (5,723)     (124)
 Proceeds from sale and leaseback of
  fixed assets                                     884            -         263            -          619         -
 Acquisitions of other companies                     0         (336)          0         (461)           0      (860)
 Proceeds from sales of subsidiaries               173            0          52            0          273         0
 Acquisitions of receivables and lease
  investments                                        -     (163,858)          -     (134,619)           -   (124,606)
 Collections of receivables and
  lease investments                                  -      142,844           -      123,144            -    117,581
 Purchases of securities                      (100,493)     (13,741)    (50,437)     (12,877)     (56,141)   (11,876)
 Sales of securities                           101,927       12,426      49,629       12,169       52,795     14,450
 Proceeds from sales of receivables                  -        4,794           -        6,465            -      4,533
 Loans originated net of principal payments          -       (1,466)          -         (938)           -       (321)
 Investing activity with Financial Services       (117)           -         709            -          837          -
 Other                                             (69)         389        (492)         372         (175)       555
   Net cash used in investing activities        (4,409)     (19,048)     (5,973)      (6,838)      (7,515)     (668)

Cash flows from financing activities
 Cash dividends                                 (1,086)           -        (977)           -         (927)         -
 Sale of Preferred Stock                             0            -       1,104            -        2,252          -
 Issuance of Common Stock                          394            -         221            -          371          -
 Changes in short-term debt                        (66)       6,065        (426)       2,739          117     (3,931)
 Proceeds from issuance of other debt              424       22,128       1,865       13,382        4,808     13,889
 Principal payments on other debt                 (376)     (13,791)     (1,598)     (13,122)      (2,477)    (9,981)
 Financing activity with Automotive                  -          117           -         (709)           -       (837)
 Changes in customers' deposits, excluding
  interest credited                                  -       (3,861)          -       (3,418)           -     (1,875)
 Receipts from annuity contracts                     -          821           -          703            -         46
 Issuance of subsidiary company preferred stock      -          375           -          283            -          0
 Other                                            (124)         (76)         79          (10)           3         12
   Net cash (used in)/provided by financing
    activities                                    (834)      11,778         268         (152)       4,147     (2,677)

Effect of exchange rate changes on cash             17           25        (220)         (47)         (35)        (7)
Net transactions with Automotive/
 Financial Services                                527         (527)     (1,282)       1,282          421       (421)

   Net increase/(decrease) in cash and cash
    equivalents                                  2,163         (627)     (1,454)           7          359      1,007

Cash and cash equivalents at December 31      $  5,667*    $  2,555    $  3,504*    $  3,182     $  4,958*   $ 3,175

   Total cash and cash equivalents                          $8,222                  $6,686                                      $8,1

- - - - - -
*Automotive cash, cash equivalents, and marketable securities on December 31 were as follows (in millions):  1993 - $9,752 ; 1992 - $9,035; 1991 - $9,753


                                           Ford Motor Company and Subsidiaries

                                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  For the Years Ended December 31, 1993, 1992, and 1991
                                                      (in millions)

                                                             1993              1992            1991
 CAPITAL STOCK
Common Stock
Balance at beginning of year                                $   454         $   448          $   438
Issued for employee benefit plans and other                      10               6               10
  Balance at end of year                                        464             454              448

Class B Stock                                                    35              35               35

Series A Preferred Stock
Balance at beginning of year                                      *               *                -
Sale of Series A Preferred Stock                                  0               0                *
  Balance at end of year                                          *               *                *

Series B Preferred Stock
Balance at beginning of year                                      *               -                -
Sale of Series B Preferred Stock                                  0               *                -
  Balance at end of year                                          *               *                -

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning of year                                  4,698           3,379              766
Issued for employee benefit plans and other                     384             215              361
Sale of Series A Preferred Stock                                  0               0            2,252
Sale of Series B Preferred Stock                                  0           1,104                -
  Balance at end of year                                      5,082           4,698            3,379

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER
Balance at beginning of year                                    (62)            838              823
Translation adjustments during year                            (508)           (975)               8
Minimum pension liability adjustment                           (400)              -                -
Other                                                          (108)             75                7
  Balance at end of year                                     (1,078)            (62)             838

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                                  9,628          17,990           21,175
Net income/(loss)                                             2,529          (7,385)          (2,258)
Cash dividends                                               (1,086)           (977)            (927)
  Balance at end of year                                     11,071           9,628           17,990

Total stockholders' equity                                  $15,574         $14,753          $22,690




                                                   Common           Class B          Preferred        Preferred
SHARES OF CAPITAL STOCK                            Stock             Stock             Stock            Stock
Issued at December 31, 1990                           438               35                 -                -

Additions
  1991                                                 10                0             0.046                -
  1992                                                  6                0                 0            0.023
  1993                                                 10                0                 0                0
    Net additions                                      26                0             0.046            0.023
Issued at December 31, 1993                           464               35             0.046            0.023

- - - - - -
*Less than 1 million